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Exhibit 5

        MILBANK, TWEED, HADLEY & McCLOY LLP

LOS ANGELES 213-892-4000 FAX: 213-629-5063	1 CHASE MANHATTAN PLAZA NEW YORK, NY 10005-1413	BEIJING 8610-5969-2700 FAX: 8610-5969-2707

WASHINGTON, D.C. 202-835-7500 FAX: 202-835-7586	212-530-5000 FAX: 212-530-5219	HONG KONG 852-2971-4888 FAX: 852-2840-0792
LONDON 44-20-7615-3000 FAX: 44-20-7615-3100		SINGAPORE 65-6428-2400 FAX: 65-6428-2500
FRANKFURT 49-(0)69-71914-3400 FAX: 49-(0)69-71914-3500		TOKYO 813-5410-2801 FAX: 813-5410-2891
MUNICH 49-89-25559-3600 FAX: 49-89-25559-3700		SÃO PAULO 55-11-3927-7700 FAX: 55-11-3927-7777

March 5, 2013

MGM Resorts International
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Ladies and Gentlemen:

        We have acted as special United States counsel to MGM Resorts International, a Delaware corporation, as issuer (the "Company"), and certain of its subsidiaries (the "Guarantors"), in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the "Act"), on Form S-4 with the Securities and Exchange Commission (the "Registration Statement"), relating to up to $1,000,000,000 in aggregate principal amount of 6.750% Senior Notes due 2020 of the Company (the "Exchange Notes") and the related guarantees of the Exchange Notes (the "Exchange Guarantees") by the Guarantors to be issued in exchange for an equal aggregate principal amount of the Company's outstanding unregistered 6.750% Senior Notes due 2020 (the "Outstanding Notes"), and the related guarantees of the Outstanding Notes (the "Outstanding Guarantees"). The Outstanding Notes and the Exchange Notes, and the related Outstanding Guarantees and the Exchange Guarantees, were and will be, respectively, issued pursuant to the Indenture, dated as of September 19, 2012 (the "Indenture"), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The exchange of the Outstanding Notes for the Exchange Notes will be made pursuant to the requirements of the Registration Rights Agreement dated as of September 19, 2012 (the "Registration Rights Agreement") among the Company, the Guarantors and the initial purchasers named therein.

        In rendering the opinions expressed below, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and the Guarantors and public officials, statements contained in the Registration Statement and other documents as we have deemed necessary as a basis for such opinions.

        To the extent that the obligations of the Company and the Guarantors under the Exchange Notes, the Exchange Guarantees and the Indenture, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) except in each case to the extent specifically set forth below with respect to the Company and MGM Grand Detroit, Inc. (the "Delaware Subsidiary") and MMNY Land Company, Inc. (the "New York Subsidiary" and, together with the Delaware Subsidiary, the "Covered Guarantors"), the Indenture has been duly authorized, executed and delivered by each of the parties thereto; (iv) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; (vi) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (vii) except in each case to the extent specifically set forth below with respect to the Company and the Covered Guarantors, the Exchange Guarantees have been duly authorized, executed and delivered by the Guarantors.

        Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

  1.
  The Exchange Notes, when executed, delivered and authenticated in accordance with the provisions of the Indenture and when exchanged by the holders thereof for the Outstanding Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

  2.
  The Exchange Guarantees, when the applicable Exchange Notes are executed, delivered and authenticated in accordance with the provisions of the Indenture and exchanged by the holders thereof for the Outstanding Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute valid and legally binding obligations of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the qualification that (i) enforceability of the obligations of the Guarantors thereunder may be limited by (x) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and (y) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy; (b) concepts of good faith, reasonableness, fair dealing and materiality, and (c) possible judicial action giving effect to foreign government actions or foreign law, and (ii) the waiver of defenses by the Guarantors in the Exchange Guarantees may be limited by principles of public policy in New York.

        In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Exchange Notes and the Exchange Guarantees, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes or the Exchange Guarantees and that the issuance and delivery of the Exchange Notes and the Exchange Guarantees, all of the terms of the Exchange Notes and the Exchange Guarantees and the performance by the Company and the Guarantors of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors.

        The foregoing opinions are limited to matters involving the Federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

        This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied on for any other purpose. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,
/S/ MILBANK, TWEED, HADLEY AND MCCLOY LLP

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  Exhibit 5